Exhibit 99.1
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                           [FIRST COLORADO LETTERHEAD]

First Colorado Bancorp, Inc.        Contact:  William Marcoux or Brian Johnson
First Federal Bank of Colorado      Shareholder Relations
Lakewood, Colorado                  (303) 232-2121

Delta Federal Savings Bank, FSB     Contact: David Humphries
Delta, Colorado                     (970) 874-9755


FOR IMMEDIATE RELEASE


FIRST COLORADO BANCORP, INC. ANNOUNCES
AGREEMENT TO ACQUIRE DELTA FEDERAL SAVINGS


Lakewood, Colorado -- May 21, 1997 (NASDAQ NMS: FFBA) -- Mr. Malcolm E. Collier, Jr., Chairman of First Colorado Bancorp, Inc., Lakewood, Colorado (the "Company"), the holding company of First Federal Bank of Colorado (the "Bank"), announced today that the Company has signed a binding agreement providing for the merger of Delta Federal Savings Bank, FSB, Delta, Colorado ("Delta") into First Federal Bank of Colorado ("FFBC") a subsidiary of the Company. At March 31, 1997 total assets of Delta to be acquired in the transaction equal approximately $39.1 million and total deposits to be acquired equal approximately $30.6 million.

FFBC will purchase 100% of the outstanding stock of Delta. Each share of Delta Common Stock will be exchanged for Company Common Stock valued at $30.00. The number of shares of the Company Common Stock to be exchanged for each share of Delta Common Stock will be determined based upon the market price of the Company Common Stock during the 20 trading days prior to the closing date. Based upon the price of the Company's Common Stock as of May 21, 1997, approximately 320,056 shares of Company Common Stock will be issued from treasury shares for the transaction.

The transaction is expected to be accounted for as a purchase and to be tax-free to the shareholders of Delta to the extent that they receive Company Common Stock in exchange for Delta stock. The transaction is subject to certain contingencies including satisfaction of applicable federal regulatory requirements, approval by the shareholders of Delta, and completion of a due diligence examination. It is anticipate that the transaction will close during the forth quarter of 1997.



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Mr. Collier, Chairman of the Company and FFBC said "The merging of Delta Federal with First Federal strenghthens our market presence in this region for the benefit of our customers and the community generally. This merger is a natural fit for our Company."

David Humphries, President and Chief Executive Officer of Delta said, "We feel this merger is a unique opportunity for Delta stockholders and customers. We chose to associate with First Federal Bank of Colorado because of their dedication to the communities they serve, their customers, and their employees."

The Company is a unitary savings and loan holding company which owns all of the outstanding stock of the FFBC. FFBC is a community-oriented, retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Boulder, Douglas, Mesa, Delta and Montrose through a network of 27 offices, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. Deposits at the Bank are insured up to the maximum permissible amount by the Federal Deposit Insurance Corporation ("FDIC"). The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFBA."